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                                                     Prospectus Supplement No. 2
                                                Filed pursuant to Rule 424(b)(3)
                                                            File No. 333-56941

                        _______________________________

                        AMERICAN DENTAL PARTNERS, INC.

                        750,000 SHARES OF COMMON STOCK
                                      AND
                   $25,000,000 AGGREGATE PRINCIPAL AMOUNT OF
                         SUBORDINATED PROMISSORY NOTES
                              September 23, 1999

                        _______________________________


          This prospectus supplement relates to the prospectus dated May 28, 1999 (the "Prospectus"), as supplemented by the prospectus supplement dated August 13, 1999, covering our offer and sale of up to 750,000 shares of our Common Stock and up to $25,000,000 aggregate principal amount of our Subordinated Promissory Notes which we may issue from time to time in connection with future direct and indirect acquisition and affiliation transactions.

          As of September 22, 1999, 679,878 shares of our Common Stock and $22,015,000 of our Subordinated Promissory Notes remain available for issuance.

                              Recent Developments
                              -------------------

          Since June 30, 1999, we have acquired substantially all the assets of six dental practices and simultaneously entered into 40-year service agreements with four of the affiliated dental groups. The dentists of the other two dental practices joined existing affiliates in Pittsburgh and Houston. The six dental practices are Kenneth P. Dick, D.M.D. in Johnstown, Pennsylvania; Gary R. Christman, D.D.S. in Humble and Kingwood, Texas; and Riverside Dental Group, Dental Associates of Riverside, Dental Associates of Moreno Valley and Dental Associates of Corona in southern California. The aggregate purchase price paid in connection with these transactions consisted of approximately $10.8 million in cash, $1.7 million in Subordinated Promissory Notes and $0.2 million in deferred payments.

          In addition, we are currently in discussions with a number of dentists and owners of dental group practices about possible affiliations with us. There can be no assurance that we will consummate any of these possible affiliations.

                        _______________________________


          Our Common Stock trades on the Nasdaq National Market under the symbol "ADPI." On September 22, 1999, the last reported sale price of our Common Stock was $9.875 per share.

          INVESTING IN THE COMMON STOCK AND THE SUBORDINATED PROMISSORY NOTES ISSUED UNDER THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT INVOLVES RISK. BEFORE MAKING ANY INVESTMENT IN OUR COMPANY, YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 7 OF THE PROSPECTUS.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED ANY OF THE SECURITIES OFFERED BY THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT OR DETERMINED THAT THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT ARE ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.